Tupperware Brands Reports Record First Quarter 2011 Results Ahead of Guidance, Raises Full Year Outlook

-- First Quarter Sales up 10% in local currency and 14% in U.S. dollars, with increases by all segments.

-- First Quarter GAAP diluted E.P.S. 88 cents, up 21% versus last year. Excluding certain items impacting comparability*, diluted E.P.S. 90 cents, up 18% over last year and 4 cents above high end of guidance range.

-- Full Year Outlook raised 22 cents to $4.31 to $4.41 on a GAAP basis and to $4.45 to $4.55 excluding certain items impacting comparability*.

ORLANDO, Fla., April 27, 2011 /PRNewswire/ -- (NYSE: TUP)Tupperware Brands Corporation today reported record first quarter 2011 sales and profit, with a sales increase in local currency of 10%, over an 11% increase in 2010, before a positive impact from foreign exchange rates of 4%. This resulted in record reported sales that were 14% above the first quarter of 2010. The Company estimates that the 10% local currency sales increase includes, under the Company's fiscal year, a positive 6% to 7% impact from an extra week in the first quarter of the current year.

Rick Goings, Chairman and CEO commented, "We are pleased to have started 2011 with another strong quarter of local currency sales growth, which was three percentage points above the high end of the guidance we gave in February. Our emerging markets comprised 57% of sales in the quarter and delivered a 16% sales increase in local currency. A number of emerging markets had double digit sales increases, even without the extra week benefit, including Brazil, India, Indonesia, Malaysia/Singapore, the Philippines, Turkey and Venezuela. The established markets were up 4% in local currency, with Tupperware United States and Canada and Tupperware France achieving 17% increases. Russia was the only unit with a significant sales decrease, and we expect to see improving comparisons there as we move through 2011."

Diluted GAAP earnings per share of 88 cents for the first quarter of 2011 was up 15 cents, or 21% versus last year. The 2011 first quarter included net negative 2 cents from items impacting comparability*, while 2010 had net negative 3 cents from those items. There was also a positive 4 cent impact versus 2010 from stronger foreign currencies.

Adjusted diluted earnings per share of 90 cents in the quarter was 14 cents better than 2010, including the positive foreign currency impact of 4 cents. The 90 cents of adjusted diluted earnings per share was 4 cents above the high end of the guidance range given by the Company in February, including the year over year foreign exchange benefit being 2 cents higher than in the February guidance.

Tupperware Brands will conduct a conference call today, Wednesday, April 27, 2011, at 8:30 am Eastern time. The conference call will be webcast and accessible, along with a copy of this news release, on www.tupperwarebrands.com.

First Quarter Segment Highlights*

Effective with the first quarter of 2011, the Company has modified its segment reporting to more clearly reflect the geographic distribution of its businesses. Consequently, the Company no longer has a Beauty Other segment, and the businesses that had been reported in that segment are now reported as indicated: Tupperware Brands Philippines in Asia Pacific; the Company's Central America businesses in Tupperware North America; the Nutrimetics businesses in Europe and Asia Pacific, in those segments as applicable; and the businesses in South America in a separate geographic segment. Comparable information from 2010 has been reclassified to conform with the new presentation.

Europe local currency sales were up 1% over prior year (up 3% reported).The emerging markets were down 4% compared with last year (down 1% reported). While Turkey achieved a 32% local currency sales increase (up 27% reported), and the South African businesses realized a 15% increase (up 23% reported), this was offset by results in Russia, where sales declined 34% (down 32% reported) versus last year. The decrease in Russia reflected a continued softness in consumer spending, as well as a lower sales force size and activity. However, the year over year comparisons for Russia begin to get easier with the second quarter. Established markets in the segment were up 5% over the prior year, led by France achieving a 17% increase (up 18% reported), along with meaningful increases in the mid-sized markets of Belgium and Italy. Sales in Germany were up 2% compared with 2010, and the German business ended the quarter with a 4% larger sales force size versus last year. There was a partial offset by a decline in sales in Greece. Europe's pretax operating profit was down $8.0 million in local currency (down $7.0 million reported), reflecting issues in the Russian value chain, in combination with the lower sales volume in that unit. The segment's total sales force was up 7% at quarter end.

In Asia Pacific, first quarter sales versus prior year were up 18% in local currency (up 26% reported). Emerging markets were up 30% in local currency (up 37% reported). The strong performance was led by India with an 80% local currency sales increase (up 83% reported) and Indonesia with a 37% local currency sales increase (up 43% reported), with the other main contributors being Malaysia/Singapore with a 26% local currency sales increase (up 40% reported) and the Philippines with a 20% local currency sales increase (up 26% reported). China was up by 9% in local currency sales (up 13% reported), but this reflected a negative 18 point impact on the year over year comparison from lower business to business sales. The established markets were down 4% in local currency (up 6% reported), mainly in Tupperware Australia, which had a sales decline of 14% in local currency (down 5% reported). The two businesses in Japan accounted for about 3% of full year 2010 reported sales, and through the end of the first quarter, there was not a major impact from the earthquake on the units' sales or profit comparisons. Pretax profit for the segment was up 41% in local currency (up 50% reported). The segment's total sales force was up 6% at the end of the quarter.

Tupperware North America sales were up 10% in local currency (up 13% reported) versus prior year. Mexico achieved 18% growth in sales in the core business (up 25% reported), although lower business to business sales brought the overall comparison to a 2% local currency sales increase (up 8% reported). Tupperware United States and Canada had a 17% increase in the quarter (up 18% reported), driven by a focus on recruiting and sales force development, although the unit also benefited from a promotional timing shift and the extra week. First quarter pretax profit for the segment was up 37% in local currency (up 45% reported). The total sales force size at the end of the quarter was up 9%.

Beauty North America sales were up 3% in local currency (up 7% reported). In the large Fuller Mexico business, local currency sales were up 6% compared with last year (up 12% reported). BeautiControl had an 8% decrease in sales (down 7% reported), but showed an improved trend later in the quarter driven by aggressive investment in sales force recruiting and activation strategies. The segment's pretax profit in the quarter decreased 19% in local currency (down 14% reported), reflecting the investments by BeautiControl. The total sales force size at the end of the quarter was down 1% compared with prior year.

South America sales were up 59% in local currency (up 64% reported), with most of the increase coming from the business in Brazil, where local currency sales increased by 93% (up 110% reported). Also contributing to the increase were Argentina, Uruguay and Venezuela. Approximately one-third of the segment's local currency sales increase was from higher prices in light of inflation, along with a stronger foreign exchange rate than last year in Venezuela. Pretax profit increased $7.1 million in local currency (up $7.3 million reported), reflecting a strong contribution margin from the higher sales and the stronger exchange rate in Venezuela. The total sales force size for the segment at the end of the quarter was up 5% compared with last year.

Second Quarter 2011 Outlook*

The second quarter sales outlook is for an increase of 5 to 7% in local currency. Based on current exchange rates, there is a 9 percentage point positive impact on the year over year sales comparison, so the outlook range in dollars is an increase of 14 to 16%. GAAP diluted earnings per share is expected to be $1.10 to $1.15, with a negative 3 cent impact from items impacting comparability. Excluding these items, diluted earnings per share is forecast to be $1.13 to $1.18. (See detail in the Non-GAAP Financial Measures Outlook Reconciliation schedule.) This compares with GAAP diluted earnings per share of 90 cents in the second quarter of 2010 and 93 cents excluding certain items. The guidance reflects a positive impact on the comparison of 11 cents from foreign currency, along with a higher income tax rate than 2010.

Full Year 2011 Outlook*

The full year sales outlook remains at an increase of 6 to 8% in local currency, and with a 7% benefit from foreign exchange, is an increase of 13 to 15% reported. The local currency increase range remains in line with the Company's longer term guidance. Under the new segment reporting, the guidance for the year reflects a small increase in local currency sales in Europe, a low double digit increase in Asia Pacific, a mid-single-digit increase by Tupperware North America, sales about even with 2010 by Beauty North America and a sales increase of close to 30% in South America.

GAAP diluted earnings per share is raised 22 cents from the guidance provided in February to a range of $4.31 to $4.41, with a net negative 14 cents from items impacting comparability. Excluding these items, diluted earnings per share is forecast to be $4.45 to $4.55, also 22 cents higher than the Company's previous guidance. This compares with 2010 diluted earnings per share of $3.72 excluding certain items, and includes a positive 33 cent impact versus 2010 from foreign currency rates. This indicates a 20 to 22% increase in dollars in diluted earnings per share excluding items and an increase of 10 to 12% in local currency. The increase from the previous guidance reflects the upside to the first quarter 2011 guidance, 22 cents from better foreign exchange rates than in February and improved value chain performance in the second through fourth quarters, with a partial offset from a higher number of diluted shares from a higher stock price and higher resin costs.

The full year outlook, at the high end of the range, includes a 100 basis point improvement in pretax income as a percentage of revenue, excluding items impacting comparability, an increase in the tax rate of 140 basis points to 26% and about 1.5% less average diluted shares outstanding.

Rick Goings, Chairman and CEO, commented, "As we progress through the remainder of the year, we will continue to focus on the drivers that will maintain growth for our businesses. We are constantly seeking out best practices from among our various businesses and looking for ways to implement them in others, as we believe this will enable us to consistently evolve and thrive in the ever-changing world in which we operate. We continue to have confidence in our ability to sustain growth, and we look forward to the promising road ahead."

* See Non-GAAP Financial Measures Reconciliation Schedules.

Tupperware Brands Corporation is a portfolio of global direct selling companies, selling innovative, premium products across multiple brands and categories through an independent sales force of 2.6 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products for consumers through the Armand Dupree, Avroy Shlain, BeautiControl, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.

The Company's stock is listed on the New York Stock Exchange (NYSE: TUP). Statements contained in this release, which are not historical fact and use predictive words such as "outlook", "expects" or "target" are forward-looking statements. These statements involve risks and uncertainties which include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, governmental approvals of materials for use in food containers, the success of buyers in obtaining financing or attracting tenants for commercial and residential developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's most recent periodic report as filed in accordance with the Securities Exchange Act of 1934.

The Company does not intend to update forward-looking information other than through its quarterly earnings releases unless it expects diluted earnings per share for the current quarter, excluding adjustment items and the impact of changes in foreign exchange rates, to be significantly below its previous guidance.

Non-GAAP Financial Measures

The Company has utilized non-GAAP financial measures in this release, which are provided to assist readers' understanding of the Company's results of operations. The adjustment items, at times, materially impact the comparability of the Company's results of operations. The adjusted information is intended to be indicative of Tupperware Brands' primary operations, and to assist readers in evaluating performance and analyzing trends across periods.

The non-GAAP financial measures exclude gains from the sale of property, plant and equipment and insurance settlements, and re-engineering costs. Further, while the Company is engaged in a multi-year program to sell land adjacent to its Orlando, Florida headquarters, and also disposes of other excess land and facilities periodically, these activities are not part of the Company's primary business operations. Additionally, gains recognized in any given period are not indicative of gains which may be recognized in any particular future period. For this reason, these gains are excluded as indicated. Further, the Company excludes significant charges related to casualty losses caused by significant weather events, fires or similar circumstances. It also excludes any related gains resulting from the settlement of associated insurance claims. While these types of events can and do recur periodically, they are excluded from indicated financial information due to their distinction from ongoing business operations, inherent volatility and impact on the comparability of earnings across quarters. Also, the Company periodically records exit costs accounted for using the applicable accounting guidance for exit or disposal cost obligations and other amounts related to rationalizing manufacturing and other restructuring activities, and believes these amounts are similarly volatile and impact the comparability of earnings across quarters. Therefore, they are also excluded from indicated financial information to provide what the Company believes represents a useful measure for analysis and predictive purposes.

The Company has also elected to present financial measures excluding the impact of amortizing the purchase accounting carrying value of certain definite-lived intangible assets, primarily the value of independent sales forces recorded in connection with the Company's December 2005 acquisition of the direct selling businesses of Sara Lee Corporation. The amortization expense related to these assets will continue for several years; however, based on the Company's current estimates, this amortization will decline as the years progress. Similarly, in connection with its evaluation of the carrying value of acquired intangible assets and goodwill, the Company has periodically recognized impairment charges. The Company believes that these types of non-cash charges will not be representative in any single year of amounts recorded in prior years or expected to be recorded in future years. Therefore, they are excluded from indicated financial information to also provide a useful measure for analysis and predictive purposes.

Included on the Company's website at http://ir.tupperwarebrands.com/history.cfm is information detailing the calculation of the Company's financial covenants for the most recent period, under its Credit Agreement dated September 28, 2007.

TUPPERWARE BRANDS CORPORATION CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	14 Weeks Ended	13 Weeks Ended
	Apr 02,	Mar 27,
(In millions, except per share data)	2011	2010

Net sales	$ 636.4	$ 557.1
Cost of products sold	214.9	184.2
Gross margin	421.5	372.9

Delivery, sales and administrative expense	339.4	300.7
Re-engineering and impairment charges	1.4	1.6

Interest income	0.9	0.4
Interest expense	7.5	7.4
Other expense	0.1	0.6
Income before income taxes	74.0	63.0
Provision for income taxes	18.2	15.9
Net income	$ 55.8	$ 47.1

Net income per common share:

Basic earnings per share:	$ 0.90	$ 0.75

Diluted earnings per share:	$ 0.88	$ 0.73

TUPPERWARE BRANDS CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Amounts in millions, except per share)

	14 Weeks	13 Weeks
	Ended	Ended	Reported	Restated	Foreign
	Apr 2,	Mar 27,	%	%	Exchange
	2011	2010	Inc (Dec)	Inc (Dec)	Impact *

Net Sales:
Europe	$ 231.3	$ 224.4	3	1	$ 3.5
Asia Pacific	160.1	126.8	26	18	8.8
TW North America	87.4	77.2	13	10	2.4
Beauty North America	100.0	93.5	7	3	3.8
South America	57.6	35.2	64	59	1.0

	$ 636.4	$ 557.1	14	10	$ 19.5

Segment profit:
Europe	$ 39.7	$ 46.7	(15)	(17)	$ 1.0
Asia Pacific	28.1	18.7	50	41	1.2
TW North America	12.2	8.4	45	37	0.5
Beauty North America	8.2	9.6	(14)	(19)	0.6
South America	8.2	0.9	+	+	0.2

	96.4	84.3	14	10	3.5

Unallocated expenses	(14.4)	(12.7)	15	12	(0.4)
Re-engineering and impairment charges	(1.4)	(1.6)	(12)	(12)	-
Interest expense, net	(6.6)	(7.0)	(6)	(6)	-

Income before taxes	74.0	63.0	17	12	3.1
Provision for income taxes	18.2	15.9	14	9	0.8
Net income	$ 55.8	$ 47.1	18	13	$ 2.3

Net income per common share (diluted)	$ 0.88	$ 0.73	21	14	0.04

Weighted Average number of diluted shares	63.5	63.9

* 2011 actual compared with 2010 translated at 2011 exchange rates.

TUPPERWARE BRANDS CORPORATION RECONCILIATION
(In millions except per share data)
	14 Weeks Ended Apr 2, 2011				13 Weeks Ended Mar 27, 2010
	Reported	Adj's		Excl Adj's	Reported	Adj's		Excl Adj's
Segment profit
Europe	$ 39.7	$ 0.1	a	$ 39.8	$ 46.7	$ 0.2	a	$ 46.9
Asia Pacific	28.1	0.3	a	28.4	18.7	0.4	a	19.1
TW North America	12.2	-		12.2	8.4	-		8.4
Beauty North America	8.2	0.3	a	8.5	9.6	0.4	a	10.0
South America	8.2	-		8.2	0.9	-		0.9
	96.4	0.7		97.1	84.3	1.0		85.3

Unallocated expenses	(14.4)	-		(14.4)	(12.7)	-		(12.7)
Re-eng and impairment chgs	(1.4)	1.4	b	-	(1.6)	1.6	b	-
Interest expense, net	(6.6)	-		(6.6)	(7.0)	-		(7.0)
Income before taxes	74.0	2.1		76.1	63.0	2.6		65.6
Provision for income taxes	18.2	0.8	c	19.0	15.9	0.8	c	16.7
Net income	$ 55.8	$ 1.3		$ 57.1	$ 47.1	$ 1.8		$ 48.9

Net income per common share (diluted)	$ 0.88	$ 0.02		$ 0.90	$ 0.73	$ 0.03		$ 0.76

(a)  Amortization of intangibles of acquired beauty units.

(b)  Re-engineering and impairment charges of $1.4 million in 2011 represents severance costs incurred to reduce headcount in the Company's Argentina, Australia, Greece, Japan and Mexico operations.  Re-engineering and impairment charges of $1.6 million in 2010 related to severance costs incurred to reduce headcount in the Company's Argentina, Australia, BeautiControl, Greece and Mexico operations.

(c)  Provision for income taxes represents the net tax impact of adjusted amounts.

See note regarding non-GAAP financial measures in the attached press release.

TUPPERWARE BRANDS CORPORATION CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	14 Weeks Ended	13 Weeks Ended
	April 2,	March 27,
(In millions)	2011	2010

OPERATING ACTIVITIES
Net cash (used in) provided by operating activities	$ (11.0)	$ 14.4

INVESTING ACTIVITIES
Capital expenditures	(12.1)	(9.7)
Proceeds from disposal of property, plant & equipment	1.0	1.2

Net cash used in investing activities	(11.1)	(8.5)

FINANCING ACTIVITIES
Dividend payments to shareholders	(19.0)	(15.8)
Repurchase of common stock	(52.0)	(16.5)
Long-term debt and capital lease obligations	(0.5)	(0.5)
Net change in short-term debt	(1.7)	8.5
Proceeds from exercise of stock options	10.9	1.9
Other, net	6.0	0.8

Net cash used in financing activities	(56.3)	(21.6)

Effect of exchange rate changes on cash and
cash equivalents	5.5	(1.6)

Net change in cash and cash equivalents	(72.9)	(17.3)

Cash and cash equivalents at beginning of year	248.7	112.4

Cash and cash equivalents at end of period	$ 175.8	$ 95.1

TUPPERWARE BRANDS CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	Apr. 2,	Dec. 25,
(In millions)	2011	2010

Assets

Cash and cash equivalents	$175.8	$248.7
Other current assets	637.6	600.5
Total current assets	813.4	849.2

Property, plant and equipment, net	265.2	258.0

Other assets	937.4	908.6

Total assets	$2,016.0	$2,015.8

Liabilities and Shareholders' Equity

Short-term borrowings and current
portion of long-term debt	$2.1	$1.9
Accounts payable and other current liabilities	448.9	498.5

Total current liabilities	451.0	500.4

Long-term debt	427.7	426.8

Other liabilities	307.1	298.8

Total shareholders' equity	830.2	789.8

Total liabilities and shareholders' equity	$2,016.0	$2,015.8

Net Debt to Total Capital Ratio 23%

Net Debt is defined as total debt less cash and cash equivalents and total capital is defined as net debt plus shareholders' equity.

TUPPERWARE BRANDS CORPORATION SUPPLEMENTAL INFORMATION First Quarter Ended April 2, 2011

Sales Force Statistics (a):
Segment	AVG. ACTIVE	% CHG.	TOTAL	% CHG.

Europe	109,477	(5)	664,837	7
Asia Pacific	200,873	10	804,812	6
TW North America	105,474	18	299,238	9
Beauty North America	313,396	1	578,346	(1)
South America	96,185	(4)	246,056	5

Total	825,405	3	2,593,289	5

(a) As collected by the Company and provided by distributors and sales force.

TUPPERWARE BRANDS CORPORATION NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE April 27, 2011

($ in millions, except per share amounts)

	Second Quarter	Second Quarter
	2010 Actual	2011 Outlook
		Range
		Low	High

Income before income taxes	$ 73.7	$ 94.7	$ 98.9

% change from prior year		29%	34%

Income tax	$ 15.8	$ 24.9	$ 26.0
Effective Rate	21%	26%	26%

Net Income (GAAP)	$ 57.9	$ 69.9	$ 73.0

% change from prior year		21%	26%

Adjustments(1):
Re-engineering and other restructuring costs	2.1	2.0	2.0
Acquired intangible asset amortization	1.0	0.7	0.7
Income tax (2)	(1.2)	(0.8)	(0.8)
Net Income (Adjusted)	$ 59.8	$ 71.8	$ 74.9

% change from prior year		20%	25%

Exchange rate impact (3)	7.3	-	-
Net Income (Adjusted and 2010 restated for currency changes)	$ 67.1	$ 71.8	$ 74.9

% change from prior year		7%	12%

Net income (GAAP) per common share (diluted)	$ 0.90	$ 1.10	$ 1.15

Net Income (Adjusted) per common share (diluted)	$ 0.93	$ 1.13	$ 1.18

Average number of diluted shares (millions)	64.0	63.5	63.5

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) Difference between 2010 actual and 2010 restated at current currency exchange rates

TUPPERWARE BRANDS CORPORATION NON-GAAP FINANCIAL MEASURES OUTLOOK RECONCILIATION SCHEDULE April 27, 2011

($ in millions, except per share amounts)

	Full Year	Full Year
	2010 Actual	2011 Outlook
		Range
		Low	High

Income before income taxes	$ 299.7	$ 366.2	$ 374.9

% change from prior year		22%	25%

Income tax	$ 74.1	$ 94.9	$ 97.2
Effective Rate	25%	26%	26%

Net Income (GAAP)	$ 225.6	$ 271.3	$ 277.7

% change from prior year		20%	23%

Adjustments(1):
Gains on disposal of assets including insurance recoveries	$ 0.2	$ -	$ -
Re-engineering and other restructuring costs	7.7	10.0	10.0
Acquired intangible asset amortization	3.9	2.9	2.9
Purchase accounting intangible impairments	4.3	-	-
Income tax (2)	(3.7)	(3.8)	(3.8)
Net Income (Adjusted)	$ 237.9	$ 280.4	$ 286.8

% change from prior year		18%	21%

Exchange rate impact (3)	21.4	-	-
Net Income (Adjusted and 2010 restated for currency changes)	$ 259.3	$ 280.4	$ 286.8

% change from prior year		8%	11%

Net income (GAAP) per common share (diluted)	$ 3.53	$ 4.31	$ 4.41

Net Income (Adjusted) per common share (diluted)	$ 3.72	$ 4.45	$ 4.55

Average number of diluted shares (millions)	63.8	63.0	63.0

(1) Refer to Non-GAAP Financial Measures section of attached release for description of the general nature of adjustment items
(2) Represents income tax impact of adjustments
(3) Difference between 2010 actual and 2010 restated at current currency exchange rates

CONTACT: Nicole Decker, +1-407-826-4560